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SEC       POTENTIAL  PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
1746      CONTAINED  IN  THIS  FORM  ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
          (2-98)    DISPLAYS  A  CURRENTLY  VALID  OMB  CONTROL  NUMBER.
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                                       ----------------------------
                                       OMB  APPROVAL
                                       ----------------------------
                                       OMB  NUMBER:  3235-0145
                                       ----------------------------
                                       EXPIRES:  OCTOBER  31,  2002
                                       ----------------------------
                                       ESTIMATED  AVERAGE  BURDEN
                                       HOURS  PER  RESPONSE14.9
                                       ----------------------------

                                  UNITED  STATES
                       SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON,  D.C.  20549

                                  SCHEDULE  13DA

                    UNDER  THE  SECURITIES  EXCHANGE  ACT  OF  1934
                               (AMENDMENT  NO.  1)*


                          NEW  MEDIUM  ENTERPRISES,  INC.
                                (NAME  OF  ISSUER)

                                  COMMON  STOCK
                         (TITLE  OF  CLASS  OF  SECURITIES)

                                    64704E104
                                 (CUSIP  NUMBER)

   ETHEL  SCHWARTZ,  1510  51ST STREET, BROOKLYN, NEW YORK 11219, (718) 435-5291
                  (NAME,  ADDRESS  AND  TELEPHONE  NUMBER  OF  PERSON
                AUTHORIZED  TO  RECEIVE  NOTICES  AND  COMMUNICATIONS)

                               MARCH  31,  2003
             (DATE  OF  EVENT  WHICH  REQUIRES  FILING  OF  THIS  STATEMENT)

IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION THAT IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF SS.SS.240.13D-1(E), 240.13D-1(F) OR 240.13D-1(G), CHECK THE FOLLOWING BOX. [ ]

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE SS.240.13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP  NO.   64704E104

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1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

   ETHEL  SCHWARTZ
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2.  CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP (SEE INSTRUCTIONS)
   (A)
   (B)  X
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3.  SEC  USE  ONLY

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4.  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   PF

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5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
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6.  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
               U.S.A
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NUMBER  OF
SHARES               7.  SOLE  VOTING  POWER  -  12,704,444  (I)  (II)
BENEFICIALLY
OWNED  BY                (II)  INCLUDES 5,000,000 OPTIONS ISSUED PURSUANT TO THE
EACH                         2001  STOCK  OPTION  PLAN.
REPORTING        ---------------------------------------------------------------
PERSON  WITH          8.  SHARED  VOTING  POWER

                 ---------------------------------------------------------------
                     9.  SOLE  DISPOSITIVE  POWER   12,704,444  (I)(II)

                 ---------------------------------------------------------------
                    10.  SHARED  DISPOSITIVE  POWER

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11.  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON

   2,000,000 SHARES ISSUED ON MARCH 31, 2003, IN LIEU OF COMPENSATION ADDED TO 5,704,444 COMMON SHARES AS OF 13D/A FILED TOTALING 7,704,444 COMMON SHARES AND 5,000,000 OPTIONS PURSUANT TO THE 2001 STOCK OPTION PLAN. TOTAL BENEFICIAL
OWNERSHIP  INCLUDING  THE  STOCK  OPTIONS  =  12,704,444  (I)(II)

    (I) ETHEL SCHWARTZ DISCLAIMS BENEFICIAL OWNERSHIP TO ANY SHARES OWNED BY HYMAN SCHWARTZ, HER HUSBAND, AND EVA BEILUS, HER SISTER.
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12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

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13.  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)   69%

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14.  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)

    IN
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ITEM  1.   SECURITY  AND  ISSUER

THIS STATEMENT RELATES TO THE COMMON STOCK, ($.0001) PAR VALUE PER SHARE OF NEW MEDIUM ENTERPRISES, INC., A NEVADA CORPORATION (THE "ISSUER"). THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER ARE LOCATED AT 1510 51 ST., BROOKLYN, NEW YORK 11219.

ITEM  2.   IDENTITY  AND  BACKGROUND

          (A)  NAME-  ETHEL  SCHWARTZ

          (B)  RESIDENCE  OR  BUSINESS  ADDRESS-  1510 51ST STREET, BROOKLYN, NY
               11219

          (C) PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND THE NAME, PRINCIPAL BUSINESS AND ADDRESS OF ANY CORPORATION - PRESIDENT, CHIEF EXECUTIVE OFFICER AND TREASURER OF THE ISSUER.

          (D)  NO

          (E)  NO

          (F)  CITIZENSHIP-  U.S.A

ITEM  3.   SOURCE  AND  AMOUNT  OF  FUNDS  OR  OTHER  CONSIDERATION

THE  FUNDS  USED  TO  ACQUIRE  THE  COMMON STOCK WERE PERSONAL FUNDS. ADDITIONAL
SHARES  WERE  ISSUED  IN  LIEU  OF  CASH  COMPENSATION  FOR  EMPLOYMENT.

ITEM  4.   PURPOSE  OF  TRANSACTION

 (A) INITIAL SECURITIES ACQUIRED IN NEW MEDIUM ENTERPRISES, INC. AS ONE OF PRINCIPAL SHAREHOLDERS AND FOUNDERS OF THE COMPANY. ADDITIONAL
    SHARES  ISSUED  IN  LIEU  OF  CASH  COMPENSTION  FOR  EMPLOYMENT.

ITEM  5.   INTEREST  IN  SECURITIES  OF  THE  ISSUER

          (A) 7,704,444 SHARES AND OPTIONS TO PURCHASE AN ADDITIONAL 5,000,000 SHARES OF COMMON STOCK

          (B) 7,704,444 SHARES AND OPTIONS TO PURCHASE AN ADDITIONAL 5,000,000 SHARES OF COMMON STOCK

          (C)  N/A

          (D)  N/A

          (E)  N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER - N/A

ITEM  7.   MATERIAL  TO  BE  FILED  AS  EXHIBITS  -  N/A

                                    SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


DATE:  3/31/03


SIGNATURE:  /S/  ETHEL  SCHWARTZ
               ETHEL  SCHWARTZ

NAME/TITLE

THE ORIGINAL STATEMENT SHALL BE SIGNED BY EACH PERSON ON WHOSE BEHALF THE STATEMENT IS FILED OR HIS AUTHORIZED REPRESENTATIVE. IF THE STATEMENT IS SIGNED ON BEHALF OF A PERSON BY HIS AUTHORIZED REPRESENTATIVE (OTHER THAN AN EXECUTIVE OFFICER OR GENERAL PARTNER OF THE FILING PERSON), EVIDENCE OF THE REPRESENTATIVE'S AUTHORITY TO SIGN ON BEHALF OF SUCH PERSON SHALL BE FILED WITH THE STATEMENT: PROVIDED, HOWEVER, THAT A POWER OF ATTORNEY FOR THIS PURPOSE WHICH IS ALREADY ON FILE WITH THE COMMISSION MAY BE INCORPORATED BY REFERENCE. THE NAME AND ANY TITLE OF EACH PERSON WHO SIGNS THE STATEMENT SHALL BE TYPED OR PRINTED BENEATH HIS SIGNATURE.